As filed with the Securities and Exchange Commission on July 25, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SUPERGEN, INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-1841574
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

4140 Dublin Boulevard, Suite 200

Dublin, California  94568

(Address of principal executive offices)

2008 Employee Stock Purchase Plan

Stand-Alone Assumed Astex Options

(Full titles of the plan)

James S.J. Manuso, Ph.D.

Chief Executive Officer

SUPERGEN, INC.

4140 Dublin Boulevard, Suite 200

Dublin, California  94568

(925) 560-0100

(Name, address and telephone number of agent for service)

Copy to:

Page Mailliard, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value: Reserved for future issuance under the SuperGen, Inc. 2008 Employee Stock Purchase Plan	250,000	$2.52	$630,000	$73.14
Common Stock, $.001 par value: Reserved for future issuance as stand-alone assumed Astex options	2,237,976 (2)	$2.965	$6,635,599	$770.39
		Aggregate registration fee		$843.53

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2008 Employee Stock Purchase Plan and pursuant to stand-alone assumed Astex options by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)   Represents shares subject to issuance upon the exercise of stock options outstanding under the Astex Therapeutics Limited stock option plans and assumed by Registrant on July 20, 2011 pursuant to an Implementation Agreement by and among Registrant and Astex Therapeutics Limited.

(3)   Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices per share of the Company’s Common Stock as reported on the Nasdaq Stock Market on July 18, 2011, which was $2.965 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

We hereby incorporate by reference in this registration statement the following documents previously filed by us with the Securities and Exchange Commission (the “Commission”):

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 9, 2011.

(b)           Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the Commission on May 10, 2011.

(c)           Our Current Reports on Form 8-K filed with the Commission on March 11, 2011, March 18, 2011, March 28, 2011, April 7, 2011, June 17, 2011, and July 20, 2011.  We specifically exclude from incorporation such information that has been furnished and not filed pursuant to Item 2.02 of our Current Reports on Form 8-K filed with the Commission on February 28, 2011 and April 27, 2011.

(d)           The description of our Common Stock to be offered hereby is contained in our Registration Statement on Form 8-A filed with the Commission on January 18, 1996 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties.  Our actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation’s Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities

Act of 1933, as amended (the “Securities Act”).  Our Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware General Corporation Law.  Article VI of our Bylaws provides indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law.  In addition, we have entered into indemnification agreements with our directors and officers, and we maintain insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as officers and directors of our company

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

4.1	2008 Employee Stock Purchase Plan (as amended March 17, 2011)

4.2	Astex Therapeutics Limited 2010 Share Option Scheme

4.3	Form of Replacement Option Agreement relating to the Astex Therapeutics Limited 2010 Share Option Scheme — EMI Options

4.4	Form of Replacement Option Agreement relating to the Astex Therapeutics Limited 2010 Share Option Scheme — Unapproved Options

4.5	Form of Replacement Option Agreement relating to the Astex Therapeutics Limited 2010 Share Option Scheme — Consultants Options

4.6	Astex Technology Limited Enterprise Management Incentive Scheme

4.7	Form of Replacement Option Agreement relating to the Astex Technology Limited Enterprise Management Incentive Share Scheme 2002

4.8	Astex Technology Share Option Plan for Consultants

4.9	Form of Replacement Option Certificate relating to the Astex Technology Share Option Plan for Consultants

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.    Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on July 25, 2011.

SUPERGEN, INC.

By:	/s/ JAMES S.J. MANUSO
James S.J. Manuso, Ph.D.
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James S.J. Manuso and Michael Molkentin, and each of them individually, his attorney-in-fact for him in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JAMES S.J. MANUSO	Chief Executive Officer and Chairman of the Board of Directors	July 25, 2011
James S.J. Manuso	(Principal Executive Officer)

/s/ HARREN JHOTI	President and Director	July 25, 2011
Harren Jhoti

/s/ MICHAEL MOLKENTIN	Chief Financial Officer	July 25, 2011
Michael Molkentin	(Principal Financial and Accounting Officer)

/s/ CHARLES J. CASAMENTO	Director	July 25, 2011
Charles J. Casamento

/s/ PETER FELLNER	Vice Chairman of the Board of Directors	July 25, 2011
Peter Fellner

/s/ THOMAS V. GIRARDI	Director	July 25, 2011
Thomas V. Girardi

/s/ ALLAN R. GOLDBERG	Director	July 25, 2011
Allan R. Goldberg

/s/ TIMOTHY HAINES	Director	July 25, 2011
Timothy Haines

/s/ ISMAIL KOLA	Director	July 25, 2011
Ismail Kola

/s/ WALTER J. LACK	Director	July 25, 2011
Walter J. Lack

SUPERGEN, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number	Description

4.1	2008 Employee Stock Purchase Plan (as amended March 17, 2011)

4.2	Astex Therapeutics Limited 2010 Share Option Scheme

4.3	Form of Replacement Option Agreement relating to the Astex Therapeutics Limited 2010 Share Option Scheme — EMI Options

4.4	Form of Replacement Option Agreement relating to the Astex Therapeutics Limited 2010 Share Option Scheme — Unapproved Options

4.5	Form of Replacement Option Agreement relating to the Astex Therapeutics Limited 2010 Share Option Scheme — Consultants Options

4.6	Astex Technology Limited Enterprise Management Incentive Scheme

4.7	Form of Replacement Option Agreement relating to the Astex Technology Limited Enterprise Management Incentive Share Scheme 2002

4.8	Astex Technology Share Option Plan for Consultants

4.9	Form of Replacement Option Certificate relating to the Astex Technology Share Option Plan for Consultants

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)